CODE OF ETHICS

The Code of Ethics is the sole property of Pier 88 Investment Partners, LLC LP (the “Firm”) and must be returned to the Firm upon termination for any reason of an Employee's association with the Firm. The contents of the Code of Ethics are strictly confidential and proprietary. Employees may not duplicate, copy or reproduce the Code of Ethics in whole or in part or make it available in any form to non-Employees without the prior written approval of the Firm’s Chief Compliance Officer.

April 2019

INTRODUCTION	- 4 -
1. GENERAL	- 7 -
1.1. Statement of General Principles	- 7 -
1.2. Annual Acknowledgment	- 7 -
2. EMPLOYEE CONDUCT	- 9 -
2.1. Outside Business Activities	- 9 -
2.2. Conflicts of Interest	- 9 -
3. POLICIES REGARDING CONFIDENTIAL/PROPRIETARY (INSIDE) INFORMATION	- 11 -
3.1. Policy Statement	- 11 -
3.2. General Trading Restrictions and Pre-Approvals	- 11 -
3.3. Proprietary Information and Firm Involvement	- 11 -
3.4. Insider Trading and Material Non Public information	- 12 -
3.5 Restricted List	- 13 -
3.6. Reporting Requirements	- 14 -
4. GIFTS AND ENTERTAINMENT	- 17 -
5. POLITICAL CONTRIBUTIONS POLICY	- 19 -
6. BAD ACTOR RULE	- 22 -
Appendix A	- 25 -
Appendix B	- 27 -
Appendix C	- 29 -

INTRODUCTION

The Code of Ethics (the “Code”) is applicable to each Employee (as defined below) of the Firm with respect to the Employee’s activities and conduct on behalf of the Firm, as well as certain personal activities and conduct of the Employee. The Code does not attempt to serve as a comprehensive outline regarding Employee conduct, but rather to establish general rules of conduct and procedures applicable to Employees.

The Code should be kept readily accessible for easy reference. Any questions regarding the Code, or other compliance issues, must be directed to the Chief Compliance Officer (the “CCO”) of the Firm. The CCO will be responsible for the compliance function of the firm and is responsible for administering and implementing the Code. The Firm expects Employees to be thoroughly familiar with the Firm’s standards and procedures as set forth herein. In order to make it easier to review and understand the standards and procedures, a few terms commonly used herein are defined below:

“Access Person” includes all the Firm’s officers, directors, or persons acting in a similar capacity and any of the Firm’s Supervised Person who has access to non-public information regarding Clients’ investments, including the purchase or sale of securities, or non-public information regarding the portfolio holdings of any fund or is involved in making investment and securities recommendations to the Clients or who has access to such recommendations that are non-public.

“Chief Compliance Officer” or “CCO” means Frank Timons, or such other person as may be designated from time to time.

“Covered Investments” means an investment in any hedge fund, private equity fund or venture capital fund, in addition to participation in any IPO, or any private placement. Additionally, Covered Investment means common stock, ETFs, and bonds, including debentures, puts, calls, long-term equity anticipation securities (“leaps”), warrants, options, or other derivative instruments relating thereto, but shall not include (i) investments made indirectly through a Fund or its affiliates, or (ii) any Permitted Investments.

“Employee” means all (i) members, officers, directors, (or other persons occupying a similar status or performing similar functions) of the Firm, (ii) full-time and part-time employees of the Firm, and (iii) other persons who provide investment advice on behalf of the Firm and are subject to the supervision and control of the Firm. For the avoidance of doubt, the term Employee shall include:

(i)	all Firm professional, administrative and support staff;
(ii)	certain of the Firm’s consultants as determined from time to time by the CCO; and
(iii)	certain of the Firm’s “Temporary Workers” as determined from time to time by the CCO. “Temporary Workers” means all workers hired on a temporary basis including those employed by a third-party agency and interns.

“Employee’s Family” includes the spouse, domestic partner, minor children and other immediate family members living in the Employee’s household.

“Fund” means any entity to which the Firm provides investment advisory or management services, including investment funds.

“Non-Discretionary Managed Account” means a trading account in which the Employee or a member of the Employee’s Family has no direct or indirect influence or control over investment decisions. This includes an account for which the Employee may, from time to time, be consulted by their financial advisor in regard to investment guidelines of such account. However, if the Employee is consulted with respect to particular Securities to be traded within the account, such account is NOT deemed a Non-Discretionary Managed Account.

“Permitted Investments” means investments in open-end mutual funds, treasuries, municipals or other government bonds or money market instruments, as well as investments in Non-Discretionary Managed Accounts.

“Personal Account” means an account subject to Section 3 of the Code, such as:

•	any personal trading account of an Employee;
•	trading accounts of a spouse, domestic partner, minor children and other immediate family members living in the Employee’s household or for whose support the Employee is wholly or partially responsible.
•	trading accounts in which the Employee or a member of the Employee’s Family has a beneficial financial interest (including without limitation those held in the name of a nominee or custodian);
•	trading accounts with respect to which the Employee or a member of the Employee’s Family directly or indirectly controls or participates in or has the right to control or to participate in investment decisions (such as trustee or custodial accounts);
•	trading accounts of entities, including but not limited to, limited partnerships or limited liability companies, controlled directly or indirectly by an Employee or one or more members of the Employee’s Family; and
•	if any of the foregoing is a Non-Discretionary Managed Account, the transactions of securities within such account will not require pre-approval from the CCO.

Trading accounts of relatives who do not reside with the Employee and which do not otherwise fall within one of the preceding descriptions generally need not be included.

“Reportable Security” shall have the same meaning as “Securities” (defined below); however not including the following:

•	U.S. federal government securities and direct obligations;

•	money market instruments, such as bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high-quality short-term debt instruments;
•	shares of money market funds;
•	transactions and shares of registered open-end investment companies (i.e., mutual funds); and
•	transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

Please note, Reportable Securities DO include the Securities of:

•	bank debt, trade claims or other debt instruments for which a secondary market exists;
•	forward or futures contracts, options or other derivatives (unless the price or value of the contract is determined exclusively by reference to a broad-based index or average or to exempt Securities);
•	exchange-traded funds (“ETFs”)
•	open-end investment companies or unit investment trusts (UITs) listed on a stock exchange which track an index but trade similarly to stock; and
•	closed-end mutual funds
•	mutual funds that do not continuously issue shares, but sell a fixed number of shares at a particular time.

“Restricted List” means the list of issuers maintained by the CCO and designated as the Restricted List, which consists of (a) issuers with respect to which the CCO has been made aware that an Employee has received, expects to receive, or may be in a position to receive material non-public information, including without limitation, when the Firm is researching or considering an investment in securities of an issuer; (b) issuers on whose board of directors an Employee serves; and (d) issuers with respect to which the Firm, in its sole discretion, determines it may be appropriate to prohibit Employee and/or Firm trading in the issuer’s securities. Placement of an issuer on the Restricted List does not necessarily imply that the Firm or its Employees are in receipt of any material non-public information concerning the issuer.

“Securities” for purposes of the insider trading rules include, in general, not only conventional cash market instruments such as stock, limited partnership interests, limited liability company interests, notes, bonds and debentures, but also futures, warrants, options, puts and calls with respect to securities and security-based swaps, including credit default swaps where the reference obligations or deliverable obligations are securities. The insider trading rules apply equally to restricted and unrestricted securities and securities issued by or in private and public companies.

1. GENERAL

1.1.       Statement of General Principles

The Firm as an investment adviser is a fiduciary to its clients. A fiduciary duty is a legal duty to act solely in another party's interests. Parties owing this duty are called fiduciaries. They also have a duty to avoid any conflicts of interest between themselves and their principals or between their principals and the fiduciaries' other clients. A fiduciary duty is the strictest duty of care recognized by the US legal system. All Employees must act with strict observance of said fiduciary duty.

All Employees have a duty to exercise their authority and responsibility for the benefit of the Clients, to place the interests of the Clients over those of Employees and their Personal Accounts, and to refrain from having outside interests that conflict with the interests of the Clients. In any decision relating to personal investments or other matters, Employees must avoid serving their own personal interests ahead of any Fund’s interests or taking inappropriate advantage of their position with the Firm. It is critical that Employees avoid any situation that might compromise, or appear to compromise, their exercise of fully independent judgment in the interests of the Clients.

All personal investment and other activities of Employees must comply fully with the Code and avoid any actual or potential conflicts of interest, and must also abide by the spirit of the Code and the principles delineated herein. Employees cannot do anything indirectly, i.e., through a family member or third party, that would be prohibited by the Code if done directly. Additionally, Employees are required to comply with all applicable laws, including without limitation, federal securities laws, and must report promptly any violations of law or the Code to the CCO.

Disciplinary actions for failure to comply with the Code may include, to the extent possible, cancellation of transactions, disgorgement of profits, suspension of personal trading privileges, or suspension or termination of employment. The CCO and/or senior management will determine disciplinary actions by taking into account such facts as deemed appropriate and relevant, including the severity of the violation, and whether the Employee has previously violated the Code.

The CCO is responsible for the general administration of the Code and may, from time to time, designate personnel and/or establish committees to oversee specific portions of the Code.

1.2.       Annual Acknowledgment

The Code is an integral part of the Firm’s compliance program. The Code may be revised and supplemented from time to time. It is the responsibility of the Employee to ensure that his or her copy is up to date as instructed by the CCO from time to time. It is also the responsibility of each Employee to understand the contents of the Code and the policies set forth herein, and to adhere to all applicable policies and procedures.

Each Employee upon hire is required to acknowledge his or her receipt and understanding of the Code and agreement to abide by its policies. Thereafter, each Employee shall at least annually sign a written statement acknowledging his or her receipt and understanding of, and agreement to continue to abide by, the policies described in the Code.

2. EMPLOYEE CONDUCT

2.1.       Outside Business Activities

Employees may not engage in outside business activities without the prior written approval of the CCO.

As a fiduciary to the Adviser’s clients, Access Persons are generally required to focus their time and attention on the Adviser’s clients. Accordingly, Access Persons may not engage in outside business activities without the prior written approval of the CCO.

Outside business activities that require pre-approval by the CCO, include (i) full or part-time service as an officer, director, trustee, partner, consultant, agent or employee of another business organization, (ii) agreements to provide financial advice (i.e., through service on a finance or investment committee) to a private, educational or charitable organization or other organization, (iii) any agreement to be employed by and accept compensation in any form (i.e., commission, salary, fee, bonus, contingent compensation, etc.) from any person or entity other than the Adviser, or (iv) any business activities conducted by an Access Person that involve a material time commitment.

All information relating to outside business activities are generally disclosed to the CCO in the Employee Compliance Questionnaire completed upon hire and annually thereafter. Pre-approval for ad hoc outside business activities may be sought via e-mail.

The CCO will require full details concerning any such outside activity, including an estimate of the number of hours involved and whether any compensation is to be received and such other information as the CCO deems appropriate. This information must be disclosed to the CCO in an Employee Compliance Questionnaire completed within ten days of hire (or within ten days of the Firm’s adoption of this Code of Ethics, if the date of adoption is later than the Employee’s hire date) and annually thereafter. Please note that it is the responsibility of the Employee to notify the CCO if there is a material change to the information provided in an Employee Compliance Questionnaire.

To obtain approval of an outside business activity an Employee must submit such request to the CCO via email. The determination of an Employee’s eligibility to serve in such a position shall be based on whether such service would not be inconsistent with the interests of the Firm and its Clients, and no Employee shall be allowed to serve in such a position unless authorization has been obtained from the CCO.

If such service is authorized by the CCO, certain safeguards may be implemented at the discretion of the CCO including, but not limited to, investment restrictions and/or restricting the flow of information from the Employee serving on such board to those making investment decisions.

2.2.       Conflicts of Interest

It is the policy of the Firm that all Employees of the Firm conduct the business affairs of the Firm in accordance with the highest principles of business ethics and in such manner that no conflict of interest, actual or potential, can be construed. All Employees should promptly report to the CCO any situation or circumstance which may give rise to a conflict of interest.

It is a violation of the Code for any Employee, without the prior written consent of the CCO, to engage in the following:

1. Access Persons shall not seek or accept personal favors or preferential treatment from any person because of their association or potential association with the Firm.

2. No Access Person shall accept, in any calendar year, from any securities broker or dealer or other person or entity which deals or may deal with the Adviser from time to time, any gift or gifts of value exceeding $250 in the aggregate.

3. No Access Person shall serve on the board of directors of a publicly traded company, without prior approval of the Chief Operating Officer or such other person as may be designated from time to time.

4. All facets of employment or other association with the Firm and its affiliates are considered completely confidential.

5. Each Access Person must be fully informed of and sensitive to the question of material nonpublic information and comprehend the public policy objective of the rule against its use.

6. Participate in entertainment with investors, brokers and other counterparties unless reasonably related to legitimate business purposes of the Firm or within the context of a personal relationship with such counterparty (see the Gift and Entertainment Policy set forth in Section 4 of the Code).

7. Rebate or pay any part of the compensation received from the Firm as an Employee to any person, Firm, or corporation, directly or indirectly in a manner that can be construed as a conflict of interest;

8. Accept, directly or indirectly from any person, corporation, or association, other than the Firm,compensation of any nature as a bonus, commission, fee, gratuity, or other consideration in connection with any transaction on behalf of the Firm or a Fund, provided, that Employees shall be permitted to accept certain fees from portfolio companies or otherwise in connection with the activities of Fund as described in, and subject to the terms of, the governing documents of the Clients, and their general partners;

In addition, Employees may not influence, directly or indirectly, investment decisions on behalf of the Firm’s Clients, or the allocation of Fund brokerage transactions for the benefit (in any form) of any member of an Employee’s Family. The confidentiality of information acquired in the course of work is respected at all times except when the firm is authorized or otherwise legally obligated to disclose. Failure to do so will place the firm and the individual in jeopardy, in terms of sanctions by the Securities and Exchange Commission, in terms of civil liabilities and in terms of good reputation.

3. POLICIES REGARDING CONFIDENTIAL/PROPRIETARY (INSIDE) INFORMATION

3.1.       Policy Statement

The Firm maintains a strict policy with respect to the holding, purchasing, or trading of equity or debt securities (including any derivative instruments related thereto) and prohibiting the disclosure or use of material non-public information concerning publicly-traded companies by Employees. The purpose of this policy is to promote compliance by the Firm and its Employees with applicable securities laws, avoid liability for the Firm and its Employees and to avoid even the appearance of impropriety.

The Firm forbids the use of material, nonpublic information in trading securities whether the trades are executed on behalf of the Firm or Employee Personal Accounts. Any non-public information that might be considered material should not be disclosed to any person outside the Firm. This policy applies to the receipt of any material non-public information, including when the Firm receives material, non-public information during the course of its business operations.

These procedures do not anticipate all situations. If there is any question related to this policy, Employees are encouraged to consult with the CCO.

3.2.       General Trading Restrictions and Pre-Approvals

Employees and members of an Employee’s Family must receive prior written authorization from the Firm’s CCO before directly or indirectly investing in, selling, or participating in any investment decision, related to Covered Investments (as defined below). Permitted Investments (as defined above) do not require pre-approval.

“Covered Investments” means an investment in any hedge fund, private equity fund or venture capital fund, in addition to participation in any IPO, or any private placement. Additionally, Covered Investment means common stock, ETFs, and bonds, including debentures, puts, calls, long-term equity anticipation securities (“leaps”), warrants, options, or other derivative instruments relating thereto, but shall not include (i) investments made indirectly through a Fund or its affiliates, or (ii) any Permitted Investments.

Approval of any transactions may be requested by providing to the CCO a completed Personal Securities Transaction Approval Form (Appendix A).

Once an Employee receives pre-approval from the CCO with respect to Covered Investments, all trades must be executed within five (5) business days, unless otherwise approved by the CCO. Limit orders must be executed within same business day, or the Employee must obtain another pre-approval from the CCO. Limited exceptions to this timing may be granted at the sole discretion of the CCO. Employees must obtain the written approval of the Firm’s CCO to purchase additional amounts or dispose of any such investments.

3.3.       Proprietary Information and Firm Involvement

Employees are prohibited from trading securities of a particular issuer in their Personal Account if such Employee has any proprietary information concerning the Firm’s possible transaction involving such issuer, no matter how early the Firm’s consideration of the transaction and no matter the probability that a transaction might actually occur.

3.4.        Insider Trading and Material Non Public information

The law of insider trading is not simple and has evolved as a result of court decisions. What follows is only a summary, and you should consult the CCO with any issues that arise. Insider trading is a violation of the anti-fraud provisions of the federal securities laws. The basic rule is set forth in SEC Rule 10b-5: It is unlawful to “employ any device, scheme, or artifice to defraud” in connection with “the purchase or sale of securities.” Firm policy is to avoid receiving inside information outside the course of its normal business operations. When the Firm has inside information either through its normal business operations or unintentionally, the CCO must be informed promptly and no trading or tipping others to trade shall be undertaken.

3.4.1.       When Is Information “Material and Non-Public”?

The materiality of a fact depends upon the circumstances, but speaking generally, information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision regarding a security or where the information is likely to affect the market for such security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security. The term “material” should be construed broadly and if an Employee has any doubt as to the potential materiality of a particular piece of information they should consult with the CCO.

Information is “non-public” if it is not available to the general public. Information that is known to a limited group of people is “non-public.” In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. When in doubt, the information involved should be presumed to be material and not to have been disclosed to the public.

Please be aware that material non-public information can come from a variety of sources, in addition to the issuer’s employees, such as advisors to the issuer or other persons. Employees of the Firm should not engage in transactions in securities when the Employee possesses material non-public information concerning an issuer, regardless of whether or not the Employee has obtained approval for such transaction pursuant to other policies set forth above in the section on General Trading Restrictions.

3.4.2.       Non-Disclosure of Material, Non-Public Information

In order to avoid liability under the federal securities laws for disclosing (or “tipping”) material, non-public information to another person who is likely to trade on that information, Employees of the Firm should comply with the following policies:

•	To reduce the chances of inadvertent disclosure of inside information, any non-public information that might be considered material should not be disclosed to any person outside the Firm (except in connection with ordinary business activities or federal or state governmental or regulatory investigations), and the Firm’s policies for safeguarding such information should, of course, be strictly observed;
•	For the Clients’ portfolio companies with public securities, Employees of the Firm should, at all times, avoid recommending to any person the purchase or sale of portfolio company (or portfolio company-related) securities. In the event of an in-kind distribution, it is imperative that Employees of the Firm (a) not advise any of the distributees as to the advisability of selling the distributed securities, (b) not advise any of the distributees as to whether or when the individual general partners or managers of the general partner of the distributing Fund are selling the distributed securities and (c) not provide any research reports or other similar information relating to the relevant portfolio company to the distributees; and
•	Special caution must be used when receiving inquiries from (a) securities analysts or other market participants, (b) companies in the same business as a portfolio company or (c) the press. All such inquiries should be referred to the CCO.

3.5       Restricted List

The Restricted List enables the Firm to monitor and regulate personal securities trading, Firm trading or other activity in an issuer’s securities where the Firm may possess, is likely to come into possession of, or is in possession of material non-public information concerning the issuer or its securities. As a general matter, the Restricted List will be maintained confidentially within the Firm by the CCO.

3.5.1.       Factors Involved in Restricted Listing

Consideration is given to adding issuers to the Restricted List under the following circumstances:

•	The Firm’s signing of a confidentiality agreement regarding the receipt of confidential information (copies of all such agreements (including drafts) should be provided to the CCO). Preparation of drafts of a confidentiality agreement may also give rise to consideration to adding an issuer to the Restricted List.
•	When the Firm is otherwise actively considering any involvement, or formally proposing involvement, in a transaction or development, such as a significant investment in or bid for a target company, or the making of a recapitalization proposal to a company’s board of directors. What constitutes “active consideration” will depend on the facts and circumstances of a given situation.

•	When, because of an institutional relationship or otherwise, the Firm or an Employee, learns of material non-public information concerning a transaction or development, though the Firm has no involvement in the transaction or development.
•	When an Employee of the Firm plans to participate on a creditor’s committee or board of directors of a company.
•	When the CCO or the Firm’s investment personnel determines that it is otherwise appropriate to place a company on the Restricted List.

Generally, issuers shall remain on the Restricted List until the consummation or termination of a transaction or development, or the Firm’s involvement therein.

The CCO, through regular meetings with the Firm’s investment personnel, shall obtain information and guidance as necessary to determine whether issuers should be added or removed from the Restricted List. Decisions regarding adding a company to the Restricted List are made on a case-by-case basis by the CCO in consultation with investment personnel and depend on the facts and circumstances in each instance.

3.5.2.       Ongoing Updating of the Restricted List

The effectiveness of the Restricted List as a monitoring and preventive device depends upon the CCO receiving up-to-date information regarding transactional activities and other developments. Accordingly, the CCO should consult with the Firm’s investment personnel having information indicating that securities should be considered for placement on the Restricted List. Such information may include new projects, signing of a confidentiality agreement, the active consideration of potential transactions, other developments likely to give rise to material non-public information, and public announcements.

Investment personnel on a matter should also advise the CCO promptly of developments, such as the completion of a transaction or the public disclosure of material non-public information in the Firm’s possession, which might warrant removal from the Restricted List. The CCO must be consulted before entering into any discussions regarding Firm representation on a public company’s board of directors.

3.6.       Reporting Requirements

3.6.1.       Initial and Annual Holdings Reports

Reports regarding an Employee’s then current securities holdings must be submitted to the CCO within 10 days of the commencement of employment (or within ten days of the Firm’s adoption of this Code of Ethics, if the date of adoption is later than the Employee’s hire date) (“Initial Holdings Reports”) and must be current as of a date no more than 45 days prior to the date the individual becomes an Employee.

On an annual basis, Employees must submit reports regarding their securities holdings (“Annual Holdings Reports”), which also must be current as of a date no more than 45 days prior to the date of the report. The Initial Holdings Report or the Annual Holdings Report may be incorporated as part of the Employee Compliance Questionnaire.

The Initial Holdings Report and the Annual Holdings Reports shall include, at a minimum:

•	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership;
•	The name of any broker, dealer or bank with which the Employee maintains an account in which any securities are held for the Employee’s direct or indirect benefit; and
•	The date the Employee submits the report.

3.6.2.       Quarterly Transaction and Account Opening Reports

On at least a quarterly basis, and within 30 days of the end of such quarter, Employees are required to report all transactions involving a Reportable Security in which the Employee had, or as a result of a transaction, acquired any direct or indirect beneficial ownership (a “Transaction Report”).

Each Transaction Report shall include, at a minimum, the following information about each transaction involving a Reportable Security in which the access person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price of the security at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date the Employee submits the report.

It is the Firm’s policy that Employees report transactions in Reportable Securities by arranging for the broker/dealer holding such account to send duplicate brokerage statements directly to the CCO or his designee on an ongoing basis. Employees are required to notify the CCO promptly upon opening a new Personal Account.

3.6.3.       Cryptocurrency Report

On at least a quarterly basis, and within 30 days of the end of such quarter, Employees are required to report all holdings in cryptocurrency accounts (a “Cryptocurrency Report”).

Each Cryptocurrency Report shall include, at a minimum, the following information about their cryptocurrency holdings:

•	The type of cryptocurrency (e.g. Bitcoin, Etherium, Ripple) and the quantity owned of each cryptocurrency;
•	The cryptocurrency exchange in which the cryptocurrency assets are held (e.g. Coinbase, Kraken, Bittrex); and
•	The date the Employee submits the report.

Employees are required to notify the CCO promptly upon opening a new cryptocurrency account.

3.6.4.       Trade Monitoring

The Firm’s personal trading policy is designed to mitigate any potential conflicts of interest associated with Employees’ personal trading activities. Accordingly, the CCO or his or her delegate will monitor Employees’ trades and investments in an effort to ensure that Employees are complying with this policy in its entirety. Any personal trading that appears abusive may result in further inquiry by the CCO and may lead to sanctions by the Firm, up to and including termination of employment. Please note that the pre-clearance and trade monitoring of the CCO’s personal trading activities will be conducted by a Managing Partner of the Firm.

If You Have Questions, Refrain from Trading and Talk to the CCO Immediately

Employees should talk to the CCO immediately when there is even a question of insider trading or breach of any other law or Firm policy. Restricting the Firm and its Employees from trading (and tipping) is almost always a safe course of action. Raising questions and concerns within the Firm is a positive action and is actively encouraged; retaliation is strictly forbidden. The Firm’s policy is to encourage “open discussion.” Any concerns or questions should be raised with the CCO or senior management.

4.       GIFTS AND ENTERTAINMENT

Employees may generally give and receive business-related gifts and entertainment, so long as such gifts and entertainment are not lavish or excessive and are given and received in accordance with this Gift & Entertainment Policy. “Business-related” gifts and entertainment refer to gifts and entertainment that are given by or to a third party with whom the Firm does or is likely to do business.

Receipt of Entertainment

Employees may attend business-related meals, sporting events and other entertainment events at the expense of another party, provided that the entertainment is not lavish or extravagant in nature. Entertainment includes events in which the provider of the entertainment is also a participant or attendee of the event. If the estimated cost or value of an Employee’s portion of such entertainment event is expected to be greater than $250, the Employee must obtain CCO approval prior to attending the event, as reasonably practicable.

Receipt of Gifts

Employees may receive business-related gifts, provided that such gifts are not lavish or extravagant in nature. Prior to accepting a gift with a cost or value greater than $250, an Employee must obtain CCO approval. Gifts with an estimated cost or value under $250 and gifts such as holiday baskets delivered to the Firm’s offices that are received on behalf of the Firm, do not need to be reported.

Gift and Entertainment Giving

Unless approved by the CCO, the Firm and its Employees are prohibited from giving business-related gifts and entertainment that may appear lavish or extravagant. Employees must obtain CCO approval prior to giving business-related gifts or entertainment with a cost or value in excess of $250 per recipient.

Furthermore, to ensure compliance with the Foreign Corrupt Practices Act, Employees are prohibited from directly or indirectly paying or giving, offering or promising to pay, give or authorize or approving such offer or payment, of any funds, gifts, services or anything else of any value, no matter how small, or seemingly insignificant, to any Covered Person(s) for any business or Firm-related reasons. A “Covered Person” for this purpose is any foreign official including, without limitation, any officer or employee of any foreign government or any governmental department, agency or instrumentality (e.g., a central bank) or any government-owned or controlled enterprise (e.g., sovereign wealth fund) or any person acting in an official capacity for or on behalf of any such government, department, agency, instrumentality or enterprise. It also includes any foreign political party, party official or candidate for political office.

Gift and Entertainment Approval

All requests for pre-approval to give or accept a gift or form of entertainment, must be submitted to the CCO via email. All requests for such pre-approval shall be retained by the CCO.

Charitable Contributions Distinguished

This policy is not intended to impede legitimate charitable fund-raising activities. Employees should contact the CCO with any questions regarding how this policy may impact a potential charitable contribution.

5.       POLITICAL CONTRIBUTIONS POLICY

The Firm’s Political Contributions policy places certain restrictions and obligations on the Firm’s Employees and members of an Employee’s Family in connection with their Political Contributions (as defined below) and Political Fundraising (as defined below) activities. The policy prohibits any Political Contributions and Political Fundraising activities, whether in cash or in kind, to state or local officials or candidates in the United States that are intended or may appear to influence the investment decisions (e.g., the awarding of investment management contracts) of those entities affiliated, directly or indirectly, with those state or local officials. The policy also governs all Political Contributions in the Firm’s name or on the Firm’s behalf.

This policy is designed to ensure the Firm’s compliance with Rule 206(4)-5 (the “Pay to Play Rule”) of the Investment Advisers Act of 1940, as amended, in addition to state or local laws that could affect the Firm’s ability to accept compensation from certain government clients (primarily state pension funds). The intent of the Pay to Play Rule is to remove the connection between Political Contributions to and Political Fundraising activities for state and local officials who may have influence over the awarding of government and public pension investment advisory business to investment advisers such as the Firm.

Violations of this policy can have serious implications on the Firm’s ability to manage such capital. Specifically, the Firm can be precluded from managing money for a state or local government entity or may need to return fees received or waive fees to be received from such government entity for up to two (2) years.

The CCO is responsible for the general administration of this policy and may, from time to time, designate personnel and/or establish committees to oversee specific portions of this policy.

This policy is designed to permit the Firm and its Employees to pursue legitimate political activities and to make legitimate Political Contributions and engage in legitimate Political Fundraising activities. Notwithstanding the foregoing, all Employees are required to obtain pre-approval for any Political Contribution or Political Fundraising as described below under “Preclearance and Disclosure.”

Definitions

For purposes of this policy, the following definitions apply.

“Political Contribution” means a contribution to a candidate or official for public office.  Specifically, a Political Contribution is any gift, subscription, loan, advance, deposit of money or thing of value made for the purpose of supporting a candidate for or influencing any election for federal, state or local office. This includes, for example, repaying a candidate's campaign debt incurred in connection with any such election, or paying the transition or inaugural expenses of the successful candidate for any such election.  This term also includes contributions made to political action committees (PACs).

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee (e.g., a PAC) or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association), or the inaugural committee or transition team of a successful candidate.

Volunteer services provided to a campaign by Employees or a member of an Employee’s Family, on their own personal time do not by itself constitute a Political Contribution. However, all volunteer activities on behalf of a candidate or a campaign by any Employee must be pre-cleared by the CCO.

“Political Fundraising” means to fundraise and/or communicate, directly or indirectly, for the purpose of obtaining or arranging a Political Contribution or otherwise facilitate the Political Contributions made by other parties.

Preclearance and Disclosure

All Employees (including members of an Employee’s Family) are required to obtain pre-approval from the CCO before making any Political Contribution to or participating in any Political Fundraising activity on behalf of an official, candidate, party or organization at the federal, state or local level. All Employees (including members of an Employee’s Family) are required to obtain pre-approval for any contribution to any PAC or political party. Employees may request approval from the CCO by completing and submitting a Political Contribution Request Form (Appendix B). The CCO will use this policy as a basis for determining whether or not to approve a Political Contribution or participation in any Political Fundraising activity; however, the CCO will use discretion based on the facts at hand. The CCO’s approval for such Political Contribution or Political Fundraising activity will be valid for 30 calendar days after approval has been obtained. The CCO will keep a copy of any such approvals and a summary of the rationale for such approvals in the records of the Firm.

Employees will be required to disclose Political Contributions and Political Fundraising activities made personally, or by a member of the Employee’s Family within an Employee Compliance Questionnaire upon hire and annually thereafter. In addition to the annual disclosure in the Employee Compliance Questionnaire, Employees will certify to their adherence to this policy on a quarterly basis through the use of the Quarterly Political Contribution Certification (Appendix D). It is important to note that only Political Contributions made or Political Fundraising activities conducted on or after March 14, 2011, shall fall under the purview of the Pay to Play Rule.

Note, as this policy otherwise provides, Political Contributions and Political Fundraising activities of others (for example, family members, placement agents, consultants, attorneys, businesses, entities controlled by an Employee, etc.) at the direction or suggestions of an Employee are considered to be made by that Employee for purposes of this policy. Because of the potential impact on the Firm’s business, this policy prohibits Employees from indirectly circumventing this policy or Rule 206(4)-5 in such manner or any other manner. In addition, Employees are prohibited from engaging in Political Fundraising activities for (i) officials of a government entity to which the Firm is providing or seeking to provide investment advisory services or (ii) political parties of a state or locality where the Firm is providing or seeking to provide investment advisory services to a government entity.

Contributions in the Name of or on behalf of the Firm

Generally, Employees are not permitted to use personal or Firm funds to make Political Contributions on behalf of or in the name of the Firm. In the event that an Employee wishes to make a Political Contribution on behalf of or in the name of the Firm, such Employee must complete and submit the “Political Contribution Request Form.” Further, the Firm will not reimburse Political Contributions made by individuals. All requests for Political Contributions to be made on behalf of or in the name of the Firm should be directed to the CCO.

Charitable Contributions Distinguished

Contributions to a charity are not considered Political Contributions unless made to, through, in the name of, or to a fund controlled by a U.S. state or local candidate or official. This policy is not intended to impede legitimate, charitable fund-raising activities. Any questions regarding whether an organization is a charity, should be directed to the CCO.

Placement Agents

No Employee may directly or indirectly use a third-party or an affiliate (i.e., anyone who is not an Employee of the Firm) to solicit investment advisory services business without pre-approval from the CCO. Among other things, the CCO will ensure that the third-party or affiliate is a permissible placement agent under the Pay to Play Rule.

6.       BAD ACTOR RULE

The Bad Actor Rule, effective September 23, 2013, prohibits the Firm from relying on the Rule 506 exemption if the Firm, or any person covered by the Rule, has had a disqualifying event as of the Rule's effective date. For purposes of this Rule, “covered persons” include; the Firm, including its predecessors and affiliates; directors and certain officers, general partners, and managing members of the Firm; 20% beneficial owners of the Firm (based on voting power); investment managers and principals of pooled investment funds; promoters and persons compensated for soliciting investors as well as the general partners, directors, officers, and managing members of any compensated solicitor.

6.1.       Definitions

For purposes of this policy, the following definitions apply:

•	Disqualifying Events: Criminal convictions in connection with the purchase or sale of a security, making of a false filing with the SEC or arising out of the conduct of certain types of financial intermediaries. The criminal conviction must have occurred within 10 years of the proposed sale of securities (or five years in the case of the issuer and its predecessors and affiliated issuers).
•	Court injunctions and restraining orders in connection with the purchase or sale of a security, making of a false filing with the SEC, or arising out of the conduct of certain types of financial intermediaries. The injunction or restraining order must have occurred within five years of the proposed sale of securities. Final orders from the Commodity Futures Trading Commission, federal banking agencies, the National Credit Union Administration, or state regulators of securities, insurance, banking, savings associations, or credit unions that:
o	Bar the issuer from associating with a regulated entity, engaging in the business of securities, insurance or banking, or engaging in savings association or credit union activities; or
o	Are based on fraudulent, manipulative, or deceptive conduct and are issued within 10 years of the proposed sale of securities.
•	Certain SEC disciplinary orders relating to brokers, dealers, municipal securities dealers, investment companies, and investment advisers and their associated persons.
•	SEC cease-and-desist orders related to violations of certain anti-fraud provisions and registration requirements of the federal securities laws.
•	SEC stop orders and orders suspending the Regulation A exemption issued within five years of the proposed sale of securities.
•	Suspension or expulsion from membership in a self-regulatory organization (SRO) or from association with an SRO member.

•	U.S. Postal Service false representation orders issued within five years before the proposed sale of securities.

Order: A written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension, or revocation. Unless included in an order, this term does not include special stipulations, undertakings, or agreements relating to payments, limitations on activity or other restrictions.

Proceeding: This term includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations, or arrests or similar charges brought in the absence of a formal criminal indictment or information (or equivalent formal charge).

Self-Regulatory Organization (SRO): Any national securities or commodities exchange, registered securities association, or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), Chicago Board of Trade (“CBOE”), the Financial Industry Regulatory Association (“FINRA”) and New York Stock Exchange (“NYSE”) are self-regulatory organizations.

US Postal Service false representation order: A scheme or device for obtaining money or property through the mail by means of false representations.

6.2.       Verification by Covered Persons

The Firm will take reasonable steps to ensure that no covered person has been the subject of a disqualifying event. Reasonable steps include a factual inquiry made to all covered persons. This may be in the form of questionnaires, certifications, contractual representations, covenants and undertakings. The Firm may also wish to consult publicly available databases.

The Rule provides an exception from disqualification when the Firm can show it did not know and, in the exercise of reasonable care, could not have known that a covered person with a disqualifying event participated in the offering. The Rule does not apply to events that occurred prior to September 23, 2013; however, the Firm must disclose to investors any disqualifying events by covered persons prior to the effective date of the Rule.

The Firm is required to carry out a factual inquiry of its covered persons in a reasonable timeframe in relation to the circumstances of the offering and the participants. An initial inquiry by the Firm, verified annually thereafter, shall be considered reasonable; provided there are no other indicia to suggest a covered person has been the subject of a disqualifying event.

6.3.       Remedial Actions

In the event that a covered person has had a disqualifying event, the Firm will be prohibited from relying on the Rule 506 exemption unless certain actions are taken to remedy the disqualification. Remedial actions may include terminating or reassigning disqualified individuals; restructuring governance and control arrangements; terminating engagement with a placement agent or other covered financial intermediary; postponing or foregoing capital raising, or pursuing alternative capital raising methods; buying out or otherwise inducing 20% beneficial owners to reduce their ownership positions; or preventing bad actors from becoming 20% beneficial owners (i.e., exercising rights of first refusal and excluding bad actors from financing rounds).

Appendix A

PERSONAL SECURITIES TRADING APPROVAL FORM

Account Information:

1. Name of Employee: __________________________________________________________________

2. Name of Employee/Related Account:_____________________________________________________

Transaction Information:

3. Name of security & Symbol:__________________________________________________________

4. Quantity:________________________________________________________________________

5. Common Stock ☐ Put ☐ Call ☐ Convertible Bond ☐ Other: Maturity _______________

6.       Type of transaction: Buy ☐ Sell ☐

7. This investment opportunity is of limited availability: Yes ☐ No ☐

8.	Does this involve the acquisition of securities in an initial public offering or private placement?

Yes ☐ No ☐ If yes, please complete the following:

Name of security:______________________________________________________________________

Commitment/Quantity:___________________________________________________________________

Type of transaction: Subscription ☐ Redemption ☐

9. Has the account in which such transaction is contemplated to be effected been previously disclosed to the CCO? Yes ☐ No ☐

I HEREBY CERTIFY THE FOLLOWING:

In making this application for approval for a transaction in a Personal Account (as such term is defined under the Firm’s Code of Ethics), I hereby represent that the investment decision regarding the transaction is not in any way based on material non-public information relating to the financial instrument that is the subject of the proposed transaction or the issuer or obligor of such institution, advance knowledge of a research report to be published by a financial institution, advance knowledge of a client order or any other form or type of confidential or proprietary information.

•	I AM NOT AWARE OF ANY CONFLICT OF INTEREST WITH ANY FUND THAT WOULD EXIST AS A RESULT OF THE PROPOSED TRADE.

EXCEPTIONS TO THE ABOVE:

_______________________________________________________________________________________________

_______________________________________________________________________________________________

_______________________________________________________________________________________________

I understand that if approval is granted, it only pertains to this proposed transaction and that such approval is valid only for one business day following the date granted.

_____________________________________
EMPLOYEE SIGNATURE	DATE	CCO SIGNATURE	DATE

Appendix B

Political Contribution / Political Fundraising Approval Form

Name: _______________________________________________________

(Please include name of the member of the Employee’s Family, if applicable)

  Date _________________________
  Candidate or Organization (disclose PAC, if applicable) _________________________
  Current Office and other government office affiliations (if applicable) _________________________
  Position Sought By Candidate _________________________
  Jurisdiction _________________________
  Amount to be Contributed _________________________

If the Employee (or member of Employee’s Family) plans to take part in Political Fundraising activities on behalf of a political candidate or organization, please provide a description of such activities.

_______________________________________________________________________________________________

_______________________________________________________________________________________________

To the Employee’s (or member of the Employee’s Family) knowledge, does the candidate or organization have any influence over funds/investments managed by a state or local government body?

_______________________________________________________________________________________________

With respect to a Political Contribution to, or Political Fundraising for, a candidate for federal office, does the Employee (or member of the Employee’s Family) have any reason to believe that this candidate may use such contribution or funds to run for state or local office instead?

_______________________________________________________________________________________________

_______________________________________________________________________________________________

Is the Employee (or member of Employee’s Family) entitled to vote for the candidate? _________________________

_______________________________________________

Employee Signature: /s/_____________________________

Date: ________________________________

------------------------------------------------------------------------------------------------------------------------------------------

Political Contribution has been approved YES NO

*Approval is only valid for 30 calendar days*

Notes, if applicable: _______________________________________________________

Date: ___________________________

/s/____________________________________

Authorized Signature

Appendix C

EMPLOYEE COMPLIANCE QUESTIONNAIRE

Employee Name:

This Employee Compliance Questionnaire (the “Questionnaire) is an important part of the compliance program at of Pier 88 Investment Partners, LLC (or the “Firm”). The information requested must be disclosed so that the Firm is able to comply with applicable laws and regulations, including the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

This questionnaire will be distributed to personnel of the Firm upon hire and at least annually thereafter. If events or circumstances occur at any time during the year that would change any of the information provided in this Questionnaire, you should promptly notify the CCO.

Instructions:

This Questionnaire contains four parts:

  Definitions
  Required Disclosures
  Legal Proceedings
  Certification

Please read and complete Sections A-D.

Some questions contain words or phrases in italics, which include defined terms. Please refer to

Section A: Definitions when answering these questions.

Sign and date the completed Questionnaire on the last page.

Return the completed Questionnaire to the Chief Operating Officer.

Please contact the Chief Operating Officer with any questions.

A.	Definitions

Annual Holdings Report: A list of all Reportable Securities held personally, within an Outside Trading Account or in the form of a Private Investment. This report provides the Firm with an annual statement of the employee’s personal securities holdings and allows the employee to certify to its accuracy.

Charged: Being accused of a crime in a formal complaint, information, or indictment (or equivalent formal charge).

CFTC: Commodity Futures Trading Commission

Corporate Board: This term includes any board of directors or corporate governing body, including an advisory board.

Covered Person: This term includes each Employee (as defined in the Code of Ethics) and any spouse, minor child, family member or other person who relies on the Employee for material financial support.

Enjoined: This term includes being subject to a mandatory injunction, prohibitory injunction, preliminary injunction, or a temporary restraining order.

Felony: For jurisdictions that do not differentiate between a felony and a misdemeanor, a felony is an offense punishable by a sentence of at least one-year imprisonment and/or a fine of at least $1,000. The term also includes a general court martial.

Foreign Financial Regulatory Authority: This term includes:

a)	A foreign securities authority;
b)	Another governmental body or foreign equivalent of a self-regulatory organization empowered by a foreign government to administer or enforce its laws relating to the regulation of investment-related activities; and
c)	A foreign membership organization, a function of which is to regulate the participation of its members in the activities listed above.

Found: This term includes adverse final actions, including consent decrees in which the respondent has neither admitted nor denied the findings, but does not include agreements, deficiency letters, examination reports, memoranda of understanding, letters of caution, admonishments, and similar informal resolutions of matters.

Investment-Related: Activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

Involved: Engaged in any act or omission, aiding, abetting, counseling, commanding, inducing, conspiring with or failing reasonably to supervise another in doing an act.

Minor Rules Violation: A violation of a self-regulatory organization rule that has been designated as “minor” pursuant to a plan approved by the SEC. A rule violation may be designated as “minor” under a plan if the sanction imposed consists of a fine of $2,500 or less, and if the sanctioned person does not contest the fine. (Check with the appropriate self-

regulatory organization to determine if a particular rule violation has been designated as “minor” for these purposes.)

Misdemeanor: For jurisdictions that do not differentiate between a felony and a misdemeanor, a misdemeanor is an offense punishable by a sentence of less than one-year imprisonment and/or a fine of less than $1,000. The term also includes a special court martial.

Non-Discretionary Account: This term means any Covered Account for which there has been a complete delegation of investment discretion, through written authorization, to a third party. The Employee or other person(s) or entity(s) named in the account title cannot exercise any investment discretion in the purchase or sale of securities.

Order: A written directive issued pursuant to statutory authority and procedures, including an order of denial, exemption, suspension, or revocation. Unless included in an order, this term does not include special stipulations, undertakings, or agreements relating to payments, limitations on activity or other restrictions.

Outside Business Activities: This term includes all activities that call for a material time commitment or provide for compensation in return for investment-related or business-related activity. If you are in doubt as to whether an activity is an Outside Business Activity, consult the CCO. Compensation may be provided, without limitation, as cash or non-cash salaries, commissions, director’s fees and consulting, finders, advisory and other fees.

Outside Trading Account: This term includes:

a)	Individual or joint accounts in your name (including IRAs and retirement accounts) in which you can trade Reportable Securities;
b)	Accounts of any Covered Person (as defined above) that can trade Reportable Securities; and,
c)	Accounts for trusts (or managed accounts) for which you act as trustee or are the beneficiary and can trade Reportable Securities.

Person: A natural person (an individual) or a company. A company includes any partnership, corporation, trust, limited liability company (“LLC”), limited liability partnership (“LLP”), or other organization.

Political Contribution: Any gift, subscription, loan, advance, or deposit of money or anything of value made for:

a)	The purpose of supporting a candidate influencing any election for federal, state or local office;
b)	Payment of debt incurred in connection with any such election; or
c)	Transition or inaugural expenses of the successful candidate for state or local office.

For the avoidance of doubt, Political Contribution also includes any contribution to any U.S. official, party or organization, including “in-kind" contributions to a candidate or official as well as indirect contributions (for example through a family member or friend).

Private Investments: This term includes securities in private companies or investments in private funds (for example, a private equity or hedge fund). This term does not include investments in investment funds affiliated with or advised by the Firm.

Proceeding: This term includes a formal administrative or civil action initiated by a governmental agency, self-regulatory organization or foreign financial regulatory authority; a felony criminal indictment or information (or equivalent formal charge); or a misdemeanor criminal information (or equivalent formal charge). This term does not include other civil litigation, investigations, or arrests or similar charges brought in the absence of a formal criminal indictment or information (or equivalent formal charge).

Reportable Security: This term means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Reportable Securities do not include:

Direct obligations of the Government of the United States;

a)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
b)	Shares issued by money market funds;
c)	Shares issued by open-end registered investment companies (e.g., open-end mutual funds), other than funds advised or underwritten by the Firm or an affiliate; or
d)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by the Firm or an affiliate.

Exchange-traded funds, or ETFs, are similar to open-end registered investment companies in some ways. Nonetheless, ETFs are Reportable Securities. Please note that open-end mutual funds are not reportable, but closed-end mutual funds are reportable.

SEC: Securities and Exchange Commission

Self-Regulatory Organization: Any national securities or commodities exchange, registered securities association, or registered clearing agency. For example, the Chicago Board of Trade (“CBOT”), Chicago Board of Trade (“CBOE”), the Financial Industry Regulatory Association (“FINRA”) and New York Stock Exchange (“NYSE”) are self-regulatory organizations.

B.	Required Disclosures

Employee Personal Information Form

Please complete the following information to ensure our personnel records contain accurate information for you and your immediate family members.

Employee Name:
Spouse/Domestic Partner Name:
Other Covered Persons Names(s):
Home Address:
Home Telephone Number:
Personal Cell Number:
Personal Email:

Please note that any information provided by you in the above responses may be verified by the Firm through the use of a third-party vendor. In addition, this information may be disclosed to certain third parties, including but not limited to, service providers and regulators.

1.	Outside Business Activities

Please list all Outside Business Activities in which you participate in the box below.

As defined above in Section 2, “Outside Business Activities” include all activities of an Employee that call for a material time commitment or provide for compensation in return for investment-related or business-related activity. If you are in doubt as to whether an activity is an Outside Business Activity, consult the CCO.

Type of Income	Source of Income	Amount

Is your spouse or domestic partner (“Spouse”), or any other Covered Person, currently employed or engaged by a company (or other entity) that primarily operates within the financial services industry (i.e., broker-dealer, investment bank, registered investment adviser, hedge fund, mutual fund, etc.)?

Yes No

If you checked “yes”, please identify the company and describe the relationship:

Is your Spouse or any other Covered Person currently employed or engaged by a public company?

Yes No

If you checked “yes”, please identify the company and describe the relationship:

Is your Spouse or any other Covered Person employed or engaged by a vendor providing services to the financial services industry?

Yes No

If you checked “yes”, please identify the vendor and describe:

2.	Employee Accounts, Reportable Securities and Private Placements

Every Employee is required to certify a list of positions of Reportable Securities held in all Discretionary Account(s) within 45 days of the date hereof. To do so, please attach account statements for all Covered Accounts, except for Non-Discretionary Account (accurate as of a date no more than 45 days prior to the date this Questionnaire was submitted) or list out all such Reportable Securities.

By signing the last page of this questionnaire, you are also certifying that the Firm has a complete and accurate list of all reportable Employee Accounts and Reportable Securities in Discretionary Accounts as of _________________, 20___.

a)	Covered Accounts

Please disclose all accounts in which Reportable Securities can be traded. This includes any IRA account, 401(k) account or any other brokerage account in which the Covered Person may hold Reportable Securities.

Account Name	Account Number	Broker Name, Address & Contact	Discretionary? Yes or No

b)	Reportable Securities Holdings

Please complete the form below detailing all Reportable Securities in a Discretionary Account of which you have any direct or indirect Beneficial Ownership, that are not included in attached brokerage statements. There is no need to disclose Reportable Securities held in, or provide statements for, Non-Discretionary Accounts. Please ensure that this information is accurate as of a date no more than 30 days prior to the submission of this form.

Company	Ticker/CUSIP	Number of Shares	Principal Amount

c)	Private Placements and IPOs

This includes, but is not limited to, all Securities in private companies or investments in private funds (for example, a private equity or hedge fund), initial public offerings (“IPOs”), secondary offerings or any other Private Placements. Please list in the box below all investments in Private Placements or IPOs.

Account Name	Account Number	Firm Name & Address	Contact at Firm

3.        Corporate Boards

Please list all Corporate Boards of which you, a spouse, member of your household, or any individual who relies on you for material support, are a member. The term Corporate Board includes any board of directors or corporate governing body, including an advisory board. Please remember to notify the CCO if you are thinking of joining or leaving a Corporate Board or other similar governing body PRIOR to doing so.

Name of Entity	Date Joined

4.       Political Contributions

In order for the Firm to comply with recent regulations at both the state and federal level, all Employees must disclose to the CCO a list of Political Contributions. Please list any contributions that you, a spouse, member of your household, or any individual who relies on you for material support, have made within the past two years to any political party, political campaign, candidate for public office or elected official.

Name of Contributor	Date	Candidate/Campaign	State/Locality	Office Sought	Amount

C.	Legal Proceedings Questionnaire

In the past ten years, have you:

Been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?

[_] Yes [_] No

Been charged with any felony?

[_] Yes [_] No

Been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to a misdemeanor involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, misappropriation of funds or securities, embezzlement, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

[_] Yes [_] No

Been charged with a misdemeanor listed in Item 2.a?

[_] Yes [_] No

Convicted of a conspiracy to commit any offense listed in Items 1, 2.a or 2.b above?

[_] Yes [_] No

Been convicted of any crime that is punishable by imprisonment for one or more years that has not already been described Items 1, 2.a, 2.b or 2.c above?

[_] Yes [_] No

Has the SEC or the CFTC ever:

Found you to have made a false statement or omission?

[_] Yes [_] No

Found you to have been involved in a violation of SEC or CFTC regulations or statutes?

[_] Yes [_] No

Found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?

[_] Yes [_] No

Entered an order against you in connection with investment-related activity?

[_] Yes [_] No

Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

[_] Yes [_] No

Have you filed as a registrant or issuer, or have you been named as an underwriter in, a registration statement or Regulation A offering statement filed with the SEC that, within the last five (5) years:

Was the subject of a refusal order, stop order, or order suspending the Regulation A exemption?

[_] Yes [_] No

Was disqualified or has been the subject of any other proceeding or order under the Securities Act of 1933, as amended?

[_] Yes [_] No

Is currently the subject of an investigation or a proceeding to determine whether such a stop order or suspension order should be issued?

[_] Yes [_] No

Has any other federal regulatory agency, any state regulatory agency or any foreign financial regulatory authority ever:

Found you to have made a false statement or omission, or been dishonest, unfair or unethical?

[_] Yes [_] No

Found you to have been involved in a violation of investment-related regulations or statutes?

[_] Yes [_] No

Found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?

[_] Yes [_] No

Entered an order against you in connection with an investment-related activity?

[_] Yes [_] No

Entered an order against you based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct?

[_] Yes [_] No

Denied, suspended or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?

[_] Yes [_] No

Has any self-regulatory organization or commodities exchange ever:

Found you to have made a false statement or omission?

[_] Yes [_] No

Found you to have been involved in a violation of its rules (other than a violation designated as a “minor rules violation” under a plan approved by the SEC)?

[_] Yes [_] No

Found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?

[_] Yes [_] No

Disciplined you by expelling or suspending you from membership, barring or suspending you from association with other members, or otherwise restricting your activities?

[_] Yes [_] No

Has an authorization to act as an attorney, accountant or federal contractor granted to you ever been revoked or suspended?

[_] Yes [_] No

Are you now the subject of any regulatory proceeding that could result in a “yes” answer to any part of Item 3, 4 or 5?

[_] Yes [_] No

Has any domestic or foreign court:

In the past ten years, enjoined you in connection with any investment-related activity?

[_] Yes [_] No

Ever found that you were involved in a violation of investment-related statutes or regulations?

[_] Yes [_] No

Ever dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

[_] Yes [_] No

Are you subject to:

A United States Postal Service false representation order entered into within the last five (5) years?

[_] Yes [_] No

A temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

[_] Yes [_] No

Are you now the subject of any proceeding or examination that could result in a “yes” answer to any question in this Legal Proceedings Questionnaire?

[_] Yes [_] No

Please note: if you answered “yes” to any of the questions above, please provide full details, including the date of any order, decree or judgment, the court or agency involved and the final disposition, if any. Please attach any relevant documentation and use a separate sheet of paper if necessary.

D.          Certification of Employee Compliance Questionnaire and Annual Holdings

I hereby certify that the information provided in the foregoing Employee Compliance Questionnaire is complete, accurate and correctly stated to the best of my knowledge, information and belief.

I certify that the attached Outside Trading Accounts and the Reportable Securities found in such accounts, in addition to any Private Investments listed above, are a complete and accurate list of my personal securities holdings as of the date below.

I further understand that the Firm may request information from various information reporting agencies to ensure that the information disclosed above is both accurate and complete.

Signature: _____________________________________________________________________

Print Name: ___________________________________________________________________

Date: ____/_____/20___